EXHIBIT 8
                                                                       ---------

                        [LETTERHEAD OF WIGGIN & DANA LLP]


                                                               May __, 2002


BIW Limited
230 Beaver Street
Ansonia, CT 06401


Ladies and Gentlemen:

     You have requested our opinion regarding certain federal income tax matters in connection with the formation of a holding company structure through a reverse triangular merger (the "Merger") pursuant to an Agreement and Plan of Merger and Share Exchange as described below.

FACTS

     In rendering this opinion we have examined and relied on copies of the following documents:

     1. AMENDMENT NO. 1 TO FORM S-4 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OF BIW LIMITED AND THE PROXY / PROSPECTUS CONTAINED THEREIN;

     2. THE AGREEMENT AND PLAN OF MERGER AND SHARE EXCHANGE, dated as of March 14, 2002 (the "Merger Agreement") by and between BIW Limited ("BIW"), Birmingham Mergings, Inc. ("Mergings") and Birmingham Utilities, Inc. ("BUI");

     3. APPLICATION OF THE Birmingham Utilities, Inc. FOR AUTHORITY TO IMPLEMENT PROPOSED HOLDING COMPANY STRUCTUre submitted to the Connecticut Department of Public Utility Control on January 17, 2002; and

     On the basis of these materials, and other information provided to us by the parties, our understanding of the facts is as follows:

THE PARTIES

     BIW is a Connecticut corporation, which was incorporated on March 13, 2002. BIW was organized to become the parent of BUI and currently has only minimal equity capital and no debt. BUI is currently the owner of 100 shares of BIW common stock, representing all of BIW issued and outstanding common stock.

BIW Limited
May __, 2002
Page 2


     MERGINGS is a Connecticut corporation, which was incorporated on March 13, 2002. Mergings was organized as a wholly-owned subsidiary of BIW to facilitate the Merger. BIW is currently the owner of 100 shares of Mergings common stock, representing all of Mergings issued and outstanding common stock. At the effective time of the Merger, Mergings will cease to exist as a result of its merger with and into BUI.

     BUI is a specially chartered Connecticut public service company engaged principally in the collection, distribution and sale of water for residential, commercial and industrial purposes and fire protection in Ansonia and Derby Connecticut, and in small parts of the contiguous Town of Seymour, Connecticut. As of March 7, 2002, 1,632,879 shares of BUI common stock were outstanding. There will be no shares of preferred stock or preference stock outstanding at the time of the Merger.

THE REORGANIZATION

     The Merger Agreement provides that, at the effective time of the Merger, the following events will occur:

     1. Mergings will merge with and into BUI with BUI being the surviving corporation;

     2. Each outstanding share of Mergings common stock will be automatically converted into one share of BUI common stock;

     3. Each previously outstanding share of BUI common stock will be automatically converted on a share-for-share basis into one share of BIW common stock, except for shares with respect to which dissenters' rights have been properly exercised;

     4. Each share of BIW common stock owned by BUI will be automatically cancelled;

     5. No BUI securities or debt other than BUI common stock will be exchanged or converted into BIW securities or debt as a result of the Merger; and

     6. Upon completion of the Merger, the BIW common stock will be listed on the American Stock Exchange and BUI common stock will be delisted.

     The result of Merger is that BUI will become the wholly-owned subsidiary of BIW. After the exchange of shares, each person who owned BUI common stock prior to the share exchange (excluding persons who have properly perfected

BIW Limited
May __, 2002
Page 3


dissenters' rights with respect to their BUI common stock) will own a corresponding number of shares of the outstanding BIW common stock.

BUSINESS REASONS

     BUI believes that as a result of the current business climate there are numerous non-regulated business opportunities that exist that it could consider if the operations of its business were separated into regulated and non-regulated entities. The holding company structure will allow BIW the managerial, structural and financial flexibility necessary to meet challenges in the competitive marketplace. In addition, changing the corporate structure so that unregulated activities are not conducted in concert with regulated activities will provide more definitive legal insulation of such activities.


REPRESENTATIONS

     For purposes of obtaining our opinion as to the principal federal income tax consequences of the proposed Merger, in addition to providing the facts set forth above, BUI has made each of the following specific representations:

     1. The fair market value of the assets of BUI will exceed the liabilities of BUI, both on the date of adoption of the Merger Agreement and at the time the Merger will be consummated.

     2. Mergings will retain no assets following the consummation of the Merger. After the Merger is consummated, Mergings will cease to exist.

     3. BUI has not redeemed any of its outstanding common stock within the three-year period preceding the adoption of the Merger Agreement. Neither BIW nor BUI has plans or intentions to sell or otherwise dispose of any of the assets of BUI, other than in the ordinary course of business.

     4. The owners of at least 80% of BUI's common stock will exchange their stock for BIW common stock.


OPINION

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986 as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service

BIW Limited
May __, 2002
Page 4


("IRS") and such other authorities as we have considered relevant. On the basis of the foregoing statement of facts and representations, and subject to the concluding paragraphs of this letter, it is our opinion that:

     1. The Merger will be treated as a transfer of all of the outstanding BUI common stock by the owners of such common stock to BIW solely in exchange for all of the outstanding BIW common stock, in an exchange qualifying for nonrecognition under Code Sections 368(a)(1)(A) and 368(a)(2)(E);

     2. No gain or loss will be recognized by the owners of BUI common stock, other than dissenting shareowners, as a result of the Merger;

     3. The tax basis of the shares of BIW common stock received in the Merger by a BUI shareowner will have the same tax basis as the shares of BUI common stock that the BUI shareowner owned immediately prior to the Merger, and the holding period for the shares of BIW common stock will include the period during which the BUI shareowner held the shares of BUI common stock, provided that the shares of BUI common stock were held as capital assets at the effective time of the Merger;

     4. No income, gain or loss will be recognized by BIW as a result of the Merger;

     5. Gain or loss will be recognized by BUI shareowners who properly perfect their dissenters' rights under the Connecticut Business Corporation Act, measured by the difference between the amount of cash received (other than any amount constituting interest) and the basis of the shares of BUI common stock that are exchanged therefor. The gain or loss will be capital gain or loss, provided that the shares of BUI common stock were held as capital assets at the effective time of the Plan of Merger, and will be long-term capital gain or loss if the shares were held for more than one year at that time.

     This opinion of counsel is predicated on all the facts and conditions set forth in the opinion and is not a guaranty of the current status of the law. It should be noted that our opinion represents our best judgment of certain probable tax consequences with respect to the issues that have not been definitively resolved by the IRS and the courts and is not a representation or a guaranty of the tax results discussed herein and has no binding effect or official status of any kind. Rather it represents our views as to interpretation of existing law. No assurance can be given that the conclusions reached in this opinion would be accepted by the IRS or sustained by court if contested by the IRS. Furthermore, our opinions and the legal conclusions expressed herein are based on the facts and representations in

BIW Limited
May ___, 2002
Page 5


existence as of the date hereof. Any alteration of such facts or representations may adversely affect our opinion.

     Our opinion as to federal income tax matters is limited to the matters addressed herein, and no other opinions are rendered with respect to other federal income tax issues or to any issues arising under the laws of the State of Connecticut or any other jurisdiction. The opinion expressed herein is based upon present judicial interpretations of the Code and Treasury Regulations and present judicial and administrative positions related thereto, all of which are subject to change. We can give no assurance that new or amended Treasury Regulations or new or amended administrative rulings or procedures will not be proposed or that new legislation will not be enacted that would have an impact on the opinion set forth herein. The information set forth above is as of the date hereof, and except as provided herein, we undertake no obligation to advise you of any changes that may be brought to our attention after delivery of this opinion.

     We have not been asked, and we do not, render any opinion with respect to any matters other than those expressly set forth above. This opinion is rendered for your use only, and may not be delivered to or relied upon by any other person or entity.

                                                   Sincerely,